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                                                                    EXHIBIT 99.1


                              HARPO AND KING WORLD
                   EXTEND "THE OPRAH WINFREY SHOW" AGREEMENT


         New York (March 17, 1994) - HARPO, Inc., the producer of THE OPRAH WINFREY SHOW, and King World Productions, Inc., announced today that they have extended their existing distribution agreement for the world's most popular talk show through the 1999-2000 television season.
         Under the terms of the modified agreement with HARPO, Inc., King World Productions has been granted the exclusive right and has agreed to distribute THE OPRAH WINFREY SHOW in first-run syndication through the 1999-2000 television season.
         King World has sold THE OPRAH WINFREY SHOW in 186 markets, representing 98 per cent of the country, for the 1994-1995 television season and will now begin selling the Show through the 1999-2000 season.
         THE OPRAH WINFREY SHOW is in its eighth season in syndication and has been the number one ranked talk show since 1986. During these years, the show has received 16 Emmy Awards. It is carried by 206 television stations nationwide and 64 foreign countries.
         Oprah Winfrey, Chairman of HARPO, said "This season has proved that there are endless possibilities to entertain and empower people's lives through television. As long as we carry out that mission and the show remains fulfilling to me, I will continue to do THE OPRAH WINFREY SHOW."
         Roger King, Chairman of King World, said, "We are excited to extend our relationship with Oprah and HARPO Productions, and I look forward to working with stations that are eager to renew the show to the year 2000."
         Under the agreement, Ms. Winfrey, who already controls one million shares of King World stock, may receive up to 1.5 million additional options during the term of the agreement.

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         The agreement is subject to HARPO's option not to produce the show after the 1995-1996 season. However, King World believes that the new arrangements, which are financially more favorable to HARPO than the previous agreement, will provide HARPO with additional incentives to continue to produce THE OPRAH WINFREY SHOW through the 1999-2000 season.
         THE OPRAH WINFREY SHOW is produced by HARPO Productions, Inc. at HARPO Studios in Chicago and is distributed in domestic and international syndication exclusively by King World Productions, Inc.


For further information, contact:
         Allyson Kossow Felix
         King World Productions, Inc.
         212-315-4000

         Jeffrey Jacobs
         HARPO Productions, Inc.
         312-633-1133